                                                                    Exhibit 23.2

                       [LETTERHEAD OF SMITH & WILLIAMSON]

June 24, 2002


Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the use of our report dated May 16, 2002 on the Consolidated Financial Statements of the benefits consulting business of Bacon & Woodrow as of and for the year ended September 30, 2001, and our Independent Accountant's Report on the Pro Forma Financial Information (Unaudited) dated June 10, 2002 included in the Hewitt Associates, Inc. Registration Statement on Form S-1 (File No. 333-84198) and to all references to our Firm included in the Registration Statement.



Yours faithfully



/s/  Smith & Williamson
------------------------
     Smith & Williamson


London, England